BINDING LETTER OF INTENT

May 11, 2007

Mr. Reinhard Wecker

Automotive Solar Systems GmbH

Konrad-Zuse-Straße 15

D-99099 Erfurt

Dear Mr. Wecker:

This binding letter agreement ("Letter Agreement") among Quantum Fuel Systems Technologies Worldwide, Inc. ("Quantum"), Automotive Solar Systems GmbH ("ASS"), and Mr. Reinhard Wecker ("ASS Shareholder") is intended to summarize the principal terms regarding the purchase by Quantum, or one of its affiliates, of shares of stock of ASS, from ASS or ASS Shareholder. Subject to Section 7, the parties agree that this Letter Agreement shall be binding upon Quantum, ASS and ASS Shareholder.

1. Purchase and Sale of Stock. Subject to Section 7 of this Letter Agreement, Quantum agrees to purchase from ASS and/or ASS Shareholder, and ASS and ASS Shareholder agree to sell to Quantum, such number of shares of ASS common stock that, upon closing of the purchase and sale, will provide Quantum with ownership of twenty four and nine-tenths (24.9%) percent of all of the issued and outstanding shares of common stock of ASS (the "Purchased Shares"). The Execution of a Definite Purchase Agreement will occur within 60 days following the parties' execution of this Letter Agreement. Otherwise all obligations from this Letter Agreement will expire except for those stipulated in Sections 12 and 13.

2. Purchase Price. The parties agree that the Purchase Price for the Purchased Shares shall be 300,000 Euro and shall be paid by Quantum at closing to ASS and ASS Shareholder in proportion to the number of shares acquired from ASS and ASS Shareholder.

3. Option to Acquire Additional Stock. ASS and ASS Shareholder also agree that Quantum shall have the right to increase its ownership interest in ASS to 32.66% at any time prior to the second anniversary date of the closing of the purchase and sale of the Purchased Shares for a purchase price of 100,000 Euro. The parties shall mutually agree on the timing of this transaction, based on implications related to German subsidies.

4. Option to Expand in California. ASS and ASS Shareholder also agree to facilitate Quantum's solar initiative in the USA, by installing a production facility of approximately 30 MW peak annual capacity, specifying equipment, commissioning them and by providing module technology, training and marketing support, for the following considerations from Quantum:

a. Assignment to ASS, a minority ownership stake in the solar module manufacturing venture, in the 10-19.9% range

b. By mutual understanding, Mr. Wecker may be an assignee of some or all, of the above stake.

5. Additional Consideration. In addition to the Purchase Price, Quantum agrees to provide ASS with the following:

a. Future investment in ASS in the amount of 1,200,000 Euro to be used by ASS solely for expanding its plant capacity to 30 MW will be made over the course of two (2) years from the closing, as determined by market conditions and the form of additional investment sourced by ASS. Quantum's future investment shall be conditioned upon ASS obtaining additional equity investment from outside investors, its current shareholders or another source acceptable to Quantum to support the planned expansion to 10MW and 30 MW. If such additional investment is not obtained, then the parties agree to renegotiate this provision.

b. Quantum will provide a bank guarantee not to exceed 1,000,000 Euro, the proceeds of which shall be used for working capital purposes.

6. Execution of a Definitive Purchase Agreement. Immediately upon the parties' execution of this Letter Agreement, they agree to begin negotiating the terms and provisions of a definitive Stock Purchase Agreement ("Definitive Agreement"). The Definitive Agreement shall be consistent with the terms of this Letter Agreement and shall also include the following:

a. Representations, warranties and indemnification provisions from ASS and its shareholders that are customary for a transaction of this type and nature.

b. Affirmative and negative covenants and conditions to closing that are customary for a transaction of this type and nature.

c. As a condition to closing, ASS shall amend its Articles of Association to require unanimous approval for certain material transactions such as mergers, acquisitions, stock redemptions, sale of all or substantially all of the assets of ASS, and amendments to employee agreements with management level employees.

d. Such other terms and conditions customary for a transaction of this type and nature.

7. Due Diligence; Access; Quantum's Right to Terminate.

a. Quantum shall have a period of fourteen (14) business days ("Due Diligence Period") from the date of the parties' execution of this Letter Agreement to complete its due diligence review of ASS and its business.

b. During the period from the date this Letter Agreement is signed by ASS and ASS Shareholder until the date the transaction closes, Quantum shall have full and complete access to the books and records and facilities of ASS.

c. In the event that Quantum is not satisfied with the results of its due diligence review, it shall have the right to terminate this Letter Agreement by providing written notice to ASS and ASS Shareholder, except for the provisions stipulated in Sections 12 and 13.

8. Exclusivity.

a. Quantum has spent, and will be required to spend, substantial time and effort in examining the business and assets of ASS, and will continue to incur, substantial fees and expenses in connection with the completion of its due diligence review. Accordingly, ASS and ASS Shareholder agree that they shall not, directly or indirectly, through any director, officer, agent, financial advisor or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person for the purchase, exchange, transfer, sale or other disposition of all or any portion of the assets or any stock, securities, or equity or voting interest in ASS (the "Restricted Behavior"), or (ii) participate in any negotiations regarding, furnish to any other party any information with respect to, cooperate in any way with, assist, participate in, facilitate or encourage, any effort or attempt by any other party to engage in any Restricted Behavior. In the event that ASS or ASS Shareholder directly or indirectly does or causes to be done any of the things prohibited hereby or refuses or elects not to proceed with the transactions summarized in this Letter Agreement, then, in addition to any other rights and remedies at law or equity, Quantum shall have the right to specifically enforce the terms of this Letter Agreement.

b. The Definitive Agreement would contain provisions imposing upon ASS and ASS Shareholder obligations similar to those set forth in the preceding paragraph.

9. Conduct of Business.

a. During the period from the signing of this Letter Agreement until the transaction described in this Letter Agreement closes, ASS shall operate its business in the ordinary course and refrain from paying any dividends, distributions or compensation to its shareholders (excluding current salary and consulting fees) or enter into any other extraordinary transactions. The Definitive Agreement would contain provisions imposing upon ASS and ASS Shareholder obligations similar to those set forth in the preceding paragraph.

10. Governing Law. This Letter Agreement is intended to be binding on the parties and shall be governed by and construed under the laws of the State of California without regard to choice of laws or conflicts of laws principals.

11. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Letter Agreement and all of which, when taken together, will be deemed to constitute one and the same Letter Agreement.

12. Disclosure. ASS and ASS Shareholder acknowledge and agree that Quantum is required by law to disclose the terms and conditions of this Letter Agreement. ASS and ASS Shareholder further acknowledge and agree that Quantum shall have the right to issue to a press release announcing the transaction described herein. Except as otherwise provided in this Section 12, without the prior written consent of the other party, Quantum, ASS or ASS Shareholder will not make, and each will direct its representatives and agents not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of the terms of this Letter Agreement or any other aspects of the transaction described herein.

13. Costs and Expenses. Quantum ASS and ASS Shareholder shall each be responsible for and pay all of their own costs and expenses (including any brokers or finders fees and the expenses of their respective representatives, agents, accountants and attorneys) in connection with this Letter Agreement, the Definitive Agreement, any other agreements and the transactions contemplated herein, whether or not the transaction is consummated.

14. Entire Agreement. The provisions of this Letter Agreement constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct in dealing between the parties on the subject matter thereof. The terms and provisions of this Letter Agreement may only be amended or modified in a writing executed by all of the parties to this Letter Agreement.

Respectfully,

/s/ Alan P. Niedzwiecki

Alan P. Niedzwiecki

CEO and President, Quantum Fuel Systems Technologies Worldwide, Inc.

ACCEPTED AND AGREED TO BY:

Automotive Solar Systems GmbH.

By: /s/ Reinhard Wecker

Reinhard Wecker

Its: President

ASS Shareholder:

/s/ Reinhard Wecker

Reinhard Wecker